EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Eagle Bancorp, Inc. on Form S-8 of our report, dated March 18, 2013, relating to the Consolidated Balance Sheets of Eagle Bancorp, Inc. as of December 31, 2012 and 2011, and the related Consolidated Statements of Operations, Comprehensive Income, Changes in Stockholders’ Equity and Cash Flows for each of the years ended December 31, 2012, 2011, and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the annual report on Form 10-K of Eagle Bancorp, Inc. for the year ended December 31, 2012.

/s/ Stegman and Company

Baltimore, Maryland

April 4, 2013